UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

______________________

Date of Report (Date of earliest event reported):  July 15, 2009

THE QUIGLEY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-21617 (Commission File Number)	23-2577138 (I.R.S. Employer Identification No.)

Kells Building, 621 Shady Retreat Road, P.O. Box 1349 Doylestown, PA	18901
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (215) 345-0919

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)           On July 15, 2009, Mr. Ted Karkus, the Chairman of the Board of The Quigley Corporation (the “Company”) and its Interim Chief Executive Officer, was appointed as Chief Executive Officer of the Company.  Robert V. Cuddihy, Jr. was also appointed as Chief Operating Officer of the Company.

Mr. Karkus will earn a salary of $750,000 per year as Chief Executive Officer and will receive regular benefits routinely provided to senior executives of the Company.  There is no employment agreement memorializing the agreement between Mr. Karkus and the Company.  Mr. Karkus does not have a family relationship with any director or executive officer of the Company, nor is he a party to any “related person” transactions with the Company.

Mr. Karkus, age 50, is Chairman of the Board of the Company.  He is the managing member of Forrester Financial, LLC which he founded in 2001.  Forrester is a management consulting firm providing a wide range of services to emerging-growth companies.  Forrester’s services include the structuring and raising of working capital as well as assisting management in developing operational, marketing and financial strategies.  He is the primary investor in all portfolio company financings.  Mr. Karkus has extensive relationships with investment bankers, the media and a network of institutional investors and high net worth individuals.  Mr. Karkus was instrumental in assisting the turn around of ID Biomedical, an influenza vaccine manufacturer, which in 2005 was sold to GalaxoSmithKline for over $1.4 billion.  He provided financing, investment bankers, substantial sponsorship and successfully advocated for the restructuring of management.  Mr. Karkus has 25 years of experience in securities and capital markets including 2 years with Fahnestock & Co. Inc., a full-service brokerage firm, where he was Senior Vice President, Director of Institutional Equities, and 4 years at S.G. Warburg, an investment bank, where he was an institutional equity salesman and developed a large network of institutional investors.  Mr. Karkus graduated with an MBA from Columbia University Graduate School of Business in 1984 where he received Beta Gamma Sigma honors.  He graduated Magna Cum Laude from Tufts University in 1981.

Robert V. Cuddihy, Jr. will earn a salary of $275,000 per year as Chief Operating Officer, an annual grant of $50,000 in the Company’s common stock, and will receive regular benefits routinely provided to senior executives of the Company.  There is no employment agreement memorializing the agreement between Mr. Cuddihy and the Company.  Mr. Cuddihy acted as a financial consultant to the Company from June 19, 2009 through July 15, 2009.  Mr. Cuddihy does not have a family relationship with any director or executive officer of the Company, nor is he a party to any “related person” transactions with the Company.

Mr. Cuddihy, age 49, has over 20 years of experience as the Chief Operating Officer and/or Chief Financial Officer of two public companies, iDNA Inc. which focused on corporate communications, and HMG Worldwide Corporation which focused on retail, planning and merchandising.  He served as Chief Financial Officer and Treasurer of iDNA Inc. from September 2001 through February 2009 and Secretary from January 2003 through February 2009.  From July 1987 to March 2001, Mr. Cuddihy was the Chief Financial Officer of HMG Worldwide Corporation, and also served as a director of such entity from February 1998 to May 2001.  Most recently, Mr. Cuddihy served as the President of Shannon Hill Associates, providing due diligence, financial structuring, and transaction negotiation services for M&A, restructurings and divestitures.

Item 8.01.  Other Events.

As previously reported, the Board of Directors of the Company approved on June 23, 2009 a compensation plan for non-employee directors in which directors would earn a monthly board fee of $3,000, payable in both cash and restricted stock of the Company.  The Company will continue to pay the board fees of directors in cash, and will not pay directors in the form of restricted stock, until such time that the shareholders of the Company have approved an equity compensation plan for the Company, consistent with NASDAQ rules.

 A copy of a press release issued by the Company discussing the events described in this Form 8-K is filed as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

No.	Description

99.1	Press Release of the Company, dated July 17, 2009

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Quigley Corporation

By:
Gerard M. Gleeson
Vice President and Chief
Financial Officer

Date: July 21, 2009

EXHIBIT INDEX

No.	Description

99.1	Press Release of the Company, dated July 17, 2009